UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 5, 2012

Immunomedics, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-12104	61-1009366
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 The American Road, Morris Plains, New Jersey	07950
(Address of Principal Executive Offices)	(Zip Code)

(973) 605-8200
(Registrant's telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[  ] Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12).

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 6, 2012, the Governance and Nominating Committee of the Board of Directors (the “Board”) of Immunomedics, Inc. (the “Company”) recommended, and the members of the Board approved, after review of the experience and credentials of Marcella LoCastro, the election of Ms. LoCastro to the Company’s Board.  On March 6, 2012, the Board of the Company appointed Ms. LoCastro as a director of the Company to fill the vacancy on the Board and serve until the 2012 annual meeting of stockholders of the Company.  Ms. LoCastro was also appointed to serve on the Audit Committee and Compensation Committee of the Board.

In addition, on March 5, 2012, Kenneth J. Zuerblis resigned from his position as a member of the Board of the Company, effective immediately.  There is no disagreement between Mr. Zuerblis and the Company on any matter relating to the Company’s operations, policies or practices.

Ms. LoCastro shall receive compensation for serving on the Board and certain committees of the Board pursuant to the Company’s non-employee director compensation plan.  In accordance with the Company’s 2006 Stock Incentive Plan, as amended, on March 6, 2012, the Company granted Ms. LoCastro 22,500 nonqualified stock options.  The option grants (i) were fully vested on the date of grant and have an exercise price equal to $3.28, which is equal to the closing price of the Company’s common stock, $0.01 par value per share, on the NASDAQ Stock Market on the date of grant, (ii) have a term of seven years from the date of grant and (iii) have a post-termination exercise period of 12 months following the date of Ms. LoCastro’s cessation of service on account of death.

There is no information required to be disclosed with respect to Ms. LoCastro pursuant to Item 404(a) of Regulation S-K.

A copy of the Company’s press release announcing the appointment of Ms. LoCastro and resignation of Mr. Zuerblis as a member of the Board is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(c)      Exhibits.

Exhibit No.	Description

17.1	Resignation Letter of Kenneth J. Zuerblis.
99.1	Press Release of Immunomedics, Inc. dated March 7, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

IMMUNOMEDICS, INC.

Dated: March 7, 2012	By:	/s/ Gerard G. Gorman
	Name:	Gerard G. Gorman
	Title:	Senior Vice President, Finance and Chief Financial Officer